Exhibit 5.4

March 12, 2015

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Re:   Actavis, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel in the State of Nevada (“State”) to Actavis, Inc., a Nevada corporation (“Company”), in connection with the issuance by Actavis Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Issuer”), of (i) $500,000,000 aggregate principal amount of the Issuer’s Floating Rate Notes due 2016 (the “2016 Floating Rate Notes”), (ii) $500,000,000 aggregate principal amount of the Issuer’s Floating Rate Notes due 2018 (the “2018 Floating Rate Notes”), (iii) $500,000,000 aggregate principal amount of the Issuer’s Floating Rate Notes due 2020 (the “2020 Floating Rate Notes” and, together with the 2016 Floating Rate Notes and the 2018 Floating Rate Notes, the “Floating Rate Notes”), (iv) $1,000,000,000 aggregate principal amount of the Issuer’s 1.850% Notes due 2017 (the “2017 Notes”), (v) $3,000,000,000 aggregate principal amount of the Issuer’s 2.350% Notes due 2018 (the “2018 Notes”), (vi) $3,500,000,000 aggregate principal amount of the Issuer’s 3.000% Notes due 2020 (the “2020 Notes”), (vii) $3,000,000,000 aggregate principal amount of the Issuer’s 3.450% Notes due 2022 (the “2022 Notes”), (viii) $4,000,000,000 aggregate principal amount of the Issuer’s 3.800% Notes due 2025 (the “2025 Notes”), (ix) $2,500,000,000 aggregate principal amount of the Issuer’s 4.550% Notes due 2035 (the “2035 Notes”), and (x) $2,500,000,000 aggregate principal amount of the Issuer’s 4.750% Notes due 2045 (the “2045 Notes” and, together with the 2017 Notes, the 2018 Notes, the 2020 Notes, the 2022 Notes, the 2025 Notes and the 2035 Notes, the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Securities”). The Securities are being issued pursuant to the indenture dated as of March 12, 2015 (the “Base Indenture”) between Issuer and those subsidiaries of Actavis plc, a public limited company organized under the laws of Ireland (“Parent”), including the Company, named as guarantors thereto (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee, (the “Trustee”), as supplemented by the first supplemental indenture dated as of March 12, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3

GREENBERG TRAURIG, LLP — ATTORNEYS AT LAW — WWW.GTLAW.COM

3773 Howard Hughes Parkway, Suite 400 North — Las Vegas, Nevada 89169 — Tel 702.792.3773 — Fax 702.792.9002

Actavis, Inc.

March 12, 2015

under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2015 (Registration No. 333-202168) (the “Registration Statement”), a base prospectus dated February 19, 2015, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated March 3, 2015, filed with the Commission pursuant to Rule 424(b) under the Act on March 5, 2015 (the “Prospectus Supplement” together with the Base Prospectus, the “Prospectus”). The Securities are guaranteed with guarantees included in the Indenture (the “Guarantees”) by the Guarantors.

In rendering the opinions set forth below, we have reviewed (a) the Registration Statement, (b) the Indenture, including the Guarantees set forth therein, (c) the Prospectus, (d) the constituent documents of the Company as amended to date, (e) certain records of the corporate proceedings of the Company, (f) certificates of public officials, and (g) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof and the truthfulness of all statements of fact set forth in the documents and records examined by us. We have also reviewed such other instruments and documents and investigated such questions of law as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State.

2. The Company has all requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder. The Guarantees have been duly authorized by the Company by all requisite corporate action.

3. The execution and delivery of the Indenture by the Company does not violate (i) any applicable statute, rule or regulation of the State or (ii) its articles of incorporation and bylaws; provided however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State.

GREENBERG TRAURIG, LLP

Actavis, Inc.

March 12, 2015

4. Except as may be required by applicable securities laws, rules or regulations of the State, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State is required pursuant to the statutes and regulations of the State in connection with the Company’s execution and delivery of the Indenture, when, as and if duly authorized.

While certain members of the firm are admitted to practice in other jurisdictions, for purposes of this letter, we have not examined any laws other than the laws of the State, and we express no opinion as to the laws of any jurisdiction other than the laws of the State. This letter is given only with respect to the laws of the State, as they currently exist, and we undertake no obligation or responsibility to update or supplement this letter in response to subsequent changes in the law or future events affecting the transactions contemplated in the Indenture, Prospectus or Registration Statement.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Prospectus and the Indenture and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.4 to Parent’s and Warner Chilcott Limited’s Current Report on Form 8-K dated March 12, 2015, and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP